Exhibit 99.1

Digerati Closes Acquisition of SkyNet Telecom

– Expands Cloud Communication and Broadband Solutions Footprint in Texas –

– Adds $3.4 Million in Annual Revenue –

SAN ANTONIO, TX (GlobeNewswire) – January 5, 2022 – Digerati Technologies, Inc. (OTCQB: DTGI) (“Digerati” or the “Company”), a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the small to medium-sized business (“SMB”) market, is pleased to announce the completion of the acquisition of San Antonio-based SkyNet Telecom (“SkyNet”), a leading provider of cloud communication and broadband solutions tailored for businesses.

The acquisition of SkyNet expands the Company’s footprint in Texas and increases its customer base by over 215% to 737 business customers in the Lone Star State. On a consolidated basis and as a result of this acquisition, Digerati’s operating subsidiaries will now serve over 3,100 business customers and approximately 33,000 users in Texas and Florida, the 2nd and 4th largest state economies by GDP in the USA. Based on the quarter ending October 31, 2021 on an annualized basis, the Company expects its operating subsidiaries will generate $18.5 million in annual revenue with the addition of SkyNet. SkyNet is expected to have an immediate and positive impact on the consolidated EBITDA and operating income of the Company with additional improvements to be realized during FY2022 from the anticipated cost synergies and consolidation savings derived from this acquisition.

Paul Golibart, President of SkyNet, stated, “We are excited for our team and the increased opportunities this business combination brings to our customers. From CRM integration to wireless business continuity solutions, our portfolio of products is enhanced tremendously going forward. We look forward to working with the Digerati team to bring these solutions to our customer base and expand into new markets.”

Arthur L. Smith, Chief Executive Officer of Digerati, commented, “In addition to increased revenue and adding a solid base of customers to our portfolio, the acquisition of SkyNet will expand our service and support capabilities in the growing Texas market. We also plan to adopt SkyNet’s go-to-market strategy in secondary and tertiary high-growth markets that are just opening to a competitive environment that allows number portability.”

Mr. Smith continued, “SkyNet fit our disciplined M&A plan and business model perfectly with its identical technology stack and strong and predictable recurring revenue with high gross margins under contracts with business customers. We are excited about our future in Texas with this business combination.”

The Company utilized its $20 million financing facility with Post Road Group to complete its acquisition of SkyNet Telecom.

About SkyNet Telecom

SkyNet Telecom is a hosted PBX/VoIP provider headquartered in San Antonio, Texas. Serving its first customers in 2010 as a business unit of Novatel Networks, SkyNet Telecom became an independent enterprise in 2013. SkyNet provides hosted communication services to small and medium-sized businesses across Texas and the United States. While SkyNet’s communication services and technology operate with the high-tech efficiency of a machine, its approach to customer service is all human. SkyNet is a high-touch organization that works individually with each of its clients to develop custom VoIP and data solutions that works for specific business needs. For more information about SkyNet, please visit Skynettelecom.net.

About Digerati Technologies, Inc.

Digerati Technologies, Inc. (OTCQB: DTGI) is a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the business market. Through its operating subsidiaries T3 Communications (T3com.com), Nexogy (Nexogy.com), and SkyNet Telecom (Skynettelecom.net), the Company is meeting the global needs of small businesses seeking simple, flexible, reliable, and cost-effective communication and network solutions including cloud PBX, cloud telephony, cloud WAN, cloud call center, cloud mobile, and the delivery of digital oxygen on its broadband network. The Company has developed a robust integration platform to fuel mergers and acquisitions in a highly fragmented market as it delivers business solutions on its carrier-grade network and Only in the CloudTM.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements, including but not limited to, total customers, annual revenue and EBITDA, adopting SkyNet’s go-to-market strategy, and improvements to be realized during FY2022 from the anticipated cost synergies and consolidation savings derived from the SkyNet acquisition are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove tobe correct. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Factors that could cause results to differ include, but are not limited to, execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Investors

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